Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
June 18, 2010
PEABODY ENERGY COMPLETES $2 BILLION UNSECURED CREDIT FACILITY
ST. LOUIS, June 18 — Peabody Energy (NYSE: BTU) announced today that it has completed a new five-year senior unsecured credit facility to replace its existing facility that was scheduled to mature in September 2011. The new facility includes a $1.5 billion revolver and $500 million term loan.
     “This new credit facility reflects our financial strength and the confidence of the credit markets in Peabody,” said Executive Vice President and Chief Financial Officer Michael C. Crews. “We are pleased to have a consortium of lenders from four continents that complements the company’s international growth strategies.”
     Bank of America Securities LLC, Citigroup Global Markets, Inc. and HSBC Securities (USA) Inc. served as joint lead arrangers and joint book managers for the new credit facility. The facility was heavily oversubscribed and includes banks from the United States, Australia, Europe, China and other Asian nations.
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company and a global leader in clean coal solutions. With 2009 sales of 244 million tons and $6 billion in revenues, Peabody fuels 10 percent of U.S. power and 2 percent of worldwide electricity, lighting cities on six continents. Peabody is energizing the world, one Btu at a time.
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